                                                                      EXHIBIT 99

                 [THREE RIVERS FINANCIAL CORPORATION LETTERHEAD]


                                October 28, 1998


                              FOR IMMEDIATE RELEASE


           THREE RIVERS FINANCIAL CORPORATION ANNOUNCES STOCK DIVIDEND

Three Rivers Financial Corporation, Three Rivers, Michigan (AMEX:THR) announced today that the Board of Directors has declared a 10% stock dividend payable to shareholders of record as of November 11, 1998 (the "Record Date"). The stock dividend is payable in shares of the Company's common stock, $0.01 par value per share (the "Common Stock"). The stock dividend will be paid December 11, 1998. Cash will be paid in lieu of issuing fractional shares based on the fair market value of the Common Stock on the Record Date. The Company's transfer agent for the Common Stock will accept instructions from brokers as to their requirements for full shares or cash with respect to stock registered in the brokers' names as nominees, and as to which the brokers must make allocations among their clients until November 20, 1998.

"We are pleased to be able to announce this stock dividend," commented G. Richard Gatton, President and Chief Executive Officer of the Company. "Since our formation in 1995, and throughout our recent growth, we have been fortunate to have extremely loyal support from our shareholders," he added.

"Even with the intense competitive environment that surrounds the banking industry in Michigan, the Company has continued to grow." remarked Mr. Gatton, who also serves as President and Chief Executive Officer of First Savings Bank, a Federal Savings Bank, Three Rivers, Michigan (the "Bank"). "That growth has translated to added value to our shareholders."

Three Rivers Financial Corporation is a unitary savings and loan holding company that owns all of the issued and outstanding capital stock of the Bank. The Bank is a community oriented full service financial institution offering traditional deposit and loan products from its main office in Three Rivers, Michigan and its five branch offices in Schoolcraft, Union, and Three Rivers in Michigan and Howe and Middlebury in Indiana.

Contact:     G. Richard Gatton
             President and Chief Executive Officer
             Three Rivers Financial Corporation
             616-279-5117

                                       ###